EXHIBIT 99.1

Media Contact:                        Investor Relations Contact:
Evelyn Mitchell                        Dana Nolan
205-264-4551                            205-264-7040

Regions Financial Corporation Increases Quarterly Common Stock Cash Dividend Approximately 11% to $0.155 Per Share

BIRMINGHAM, Ala. - July 24, 2019 - The Regions Financial Corporation (NYSE:RF) Board of Directors today voted to increase the quarterly common stock dividend approximately 11% to $0.155 per share. In addition, the board declared the following cash dividends on its common shares, Series A preferred shares, Series B preferred shares and Series C preferred shares:

•	A cash dividend of $0.155 on each share of outstanding common stock, payable on October 1, 2019, to stockholders of record at the close of business on September 6, 2019.

•
A cash dividend of $15.9375 per share of Series A Preferred Stock outstanding (equivalent to approximately $0.398438 per depositary share), payable on September 16, 2019, to stockholders of record at the close of business on September 3, 2019.

•
A cash dividend of $15.9375 per share of Series B Preferred Stock outstanding (equivalent to approximately $0.398438 per depositary share), payable on September 16, 2019, to stockholders of record at the close of business on September 3, 2019.

•
A cash dividend of $16.6250 per share of Series C Preferred Stock outstanding (equivalent to approximately $0.415625 per depositary share), payable on August 15, 2019, to stockholders of record at the close of business on August 5, 2019.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $128 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest, and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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